Certain information contained in this document, marked by [*****], has been omitted because it is (i) not material and (ii) customarily and actually treated by the registrant as private or confidential.

SALE, PURCHASE AND ESCROW AGREEMENT
BETWEEN
CAPSTONE STS, LLC,
a Texas limited liability company
(Seller)
AND
JOBY AERO, INC.,
a Delaware corporation
(Purchaser)
AND
CHICAGO TITLE INSURANCE COMPANY
(Escrow Agent)

DATED JANUARY 7, 2026

TABLE OF CONTENTS
Page
ARTICLE I RECITALS    1
1.1    Real Property    1
1.2    Personal Property    1
1.3    Purchase and Sale    1
ARTICLE II PURCHASE PRICE    1
2.1    Price    1
2.2    Investments    2
2.3    Interest on the Deposit    2
2.4     Independent Contract Consideration    2
ARTICLE III CONDITIONS TO THE PARTIES’ OBLIGATIONS    3
3.1    Conditions to Purchaser’s Obligation to Purchase    4
3.2    Conditions to Seller’s Obligation to Sell    4
3.3    Financing Commitment    4
ARTICLE IV PURCHASER’S DELIVERIES AND SELLER’S DELIVERIES TO ESCROW AGENT    4
4.1    Purchaser’s Deliveries    4
4.2    Seller’s Deliveries    5
4.3    Failure to Deliver    7
ARTICLE V INVESTIGATION OF PROPERTY    7
5.1    Delivery of Documents    7
5.2    Physical Inspection of Property    8
5.3    Investigation Period    10
5.4    Effect of Termination    11
5.5    No Obligation to Cure    11
5.6    Copies of Third Party Reports    11
5.7    Tenant Estoppels    11
ARTICLE VI THE CLOSING    11
6.1    Date and Manner of Closing    11
ARTICLE VII PRORATION, FEES, COSTS AND ADJUSTMENTS    12
7.1    Prorations    12
7.2    Seller’s Closing Costs    14
7.3    Purchaser’s Closing Costs    14
ARTICLE VIII DISTRIBUTION OF FUNDS AND DOCUMENTS    15
8.1    Delivery of the Purchase Price    15
i

8.2    Other Monetary Disbursements    15
8.3    Recorded Documents    15
8.4    Documents to Purchaser    15
8.5    Documents to Seller    15
8.6    All Other Documents    16
ARTICLE IX RETURN OF DOCUMENTS AND FUNDS UPON TERMINATION    16
9.1    Return of Seller’s Documents    16
9.2    Return of Purchaser’s Documents    16
9.3    Deposit    16
9.4    Disbursement of Deposit    16
9.5    No Effect on Rights of Parties; Survival    17
ARTICLE X DEFAULT    17
10.1    Seller’s Remedies    17
10.2    Purchaser’s Remedies    18
ARTICLE XI REPRESENTATIONS AND WARRANTIES    19
11.1    Seller’s Warranties and Representations    19
11.2    Purchaser’s Warranties and Representations    21
11.3    No Other Warranties and Representations    23
ARTICLE XII CASUALTY AND CONDEMNATION    24
12.1    Casualty and Condemnation    24
ARTICLE XIII CONDUCT PRIOR TO CLOSING    25
13.1    Conduct    25
13.2    Actions Prohibited    25
13.3    Leases and Contracts    26
13.4    Confidentiality    26
13.5    Right to Cure    27
ARTICLE XIV NOTICES    27
ARTICLE XV TRANSFER OF POSSESSION    28
15.1    Transfer of Possession    28
15.2    Delivery of Documents at Closing    28
ARTICLE XVI GENERAL PROVISIONS    29
16.1    Structure of Transaction.    29
16.2    Captions    29
16.3    Exhibits    29
16.4    Entire Agreement    29
16.5    Modification    29
16.6    Attorneys’ Fees    30
ii

16.7    Governing Law    30
16.8    Time of Essence    30
16.9    Survival of Warranties    30
16.10    Assignment by Purchaser    30
16.11    Severability    31
16.12    Successors and Assigns    31
16.13    Interpretation    31
16.14    Counterparts and Electronic Signatures    31
16.15    Recordation    31
16.16    Limitation on Liability    31
16.17    Business Day    32
16.18    Waiver of Jury Trial    32
16.19    Anti-Bribery and Corruption    33
16.20    1031 Exchange Cooperation    33
16.21    Broker Payment; Indemnity    33
ARTICLE XVII ESCROW AGENT DUTIES AND DISPUTES    34
17.1    Other Duties of Escrow Agent    34
17.2    Disputes    34
17.3    Reports    34

EXHIBITS

EXHIBIT A    --    Description of Land
EXHIBIT B    --    Form of Deed
EXHIBIT C    --    Form of Assignment and Assumption of Leases, Contracts and Other Property Interests
EXHIBIT D    --    Form of Bill of Sale
EXHIBIT E    --    Form of Master Lease
EXHIBIT F    --    Schedule of Leases
EXHIBIT G    --    Contracts
EXHIBIT H    --    Form of Notice to Tenant
EXHIBIT I    --    Form of FIRPTA Affidavit
EXHIBIT J    --    Form of Tenant Estoppel Certificate
EXHIBIT K    --    Form of Assignment of Membership Interests
EXHIBIT L    --    Form of Title Affidavit
EXHIBIT M    --    Material Terms of Potential ANICO Financing
EXHIBIT N    --    Form of Access Agreement

iii

SALE, PURCHASE AND ESCROW AGREEMENT
This Sale, Purchase and Escrow Agreement (this “Agreement”), dated as of January 7, 2026 (the “Effective Date”), is made by and between CAPSTONE STS, LLC, a Texas limited liability company (“Seller”), and JOBY AERO, INC., a Delaware corporation (“Purchaser”), and constitutes (i) a contract of sale and purchase between Seller and Purchaser and (ii) an escrow agreement among Seller, Purchaser and Chicago Title Insurance Company (“Escrow Agent”), the consent of which appears at the end hereof.
ARTICLE I

RECITALS
1.1Real Property. Seller owns certain land described on Exhibit A (such land, together with all easements, licenses, covenants, roadways, rights of way, water and air rights, mineral rights and other rights appurtenant thereto, the “Land”), together with all improvements, structures and fixtures thereon, including a warehouse building measuring a total of approximately 728,000 square feet (the “Improvements”) located thereon at 1669 Capstone Way, Vandalia, Ohio 45377 (collectively, the “Real Property”).
1.2Personal Property. In connection with the Real Property, Seller has (i) obtained certain governmental permits and approvals, permits, entitlements and licenses, (ii) obtained certain contractual rights and other intangible assets, including the Leases (as defined herein) and Contracts (as defined herein), warranties and guaranties, and (iii) acquired certain other items of tangible personal property which are located on the Real Property and used by Seller in connection with the operation and maintenance thereof (as applicable, collectively, the “Personal Property”). The Real Property and the Personal Property are collectively referred to as the “Property.”
1.3Purchase and Sale. Pursuant to the Drop and Swap Structure (hereinafter defined), Seller now desires to effectuate the sale, and Purchaser now desires to effectuate the purchase, of all of the Transferred Interests (as defined below) upon the terms and covenants and subject to the conditions set forth below.
ARTICLE II

PURCHASE PRICE
2.1Price. In consideration of the covenants herein contained, Seller hereby agrees to sell and Purchaser hereby agrees to purchase the Transferred Interests for a total purchase price of Sixty-One Million Five Hundred Thousand and No/100 Dollars ($61,500,000.00) (the “Purchase Price”). The Purchase Price shall be paid by Purchaser as follows:
2.1.1Deposit. Within five (5) business days following the Effective Date, Purchaser shall deliver to Escrow Agent by bank wire of immediately available funds the sum of One Million and No/100 Dollars ($1,000,000.00) (together with all interest accrued thereon, the “Deposit”). The Deposit shall be fully refundable to Purchaser prior to the expiration of the Investigation Period (defined below). The Deposit shall be applied to the Purchase Price upon the Closing (as defined herein). Notwithstanding any provisions of this Agreement to the contrary, if Purchaser fails to make the Deposit pursuant to this Section 2.1.1, Purchaser shall be deemed to have terminated this Agreement and the parties shall thereafter have no further rights or obligations hereunder except for obligations that expressly survive the termination of this Agreement.
2.1.2Balance of Purchase Price. Purchaser shall, on or prior to 2:00 p.m. Eastern Time on the Final Closing Date (as defined herein), deliver to Escrow Agent, by bank wire transfer of immediately available funds, a sum equal to the balance of the Purchase Price. The balance of the Purchase Price received by Seller at Closing shall be adjusted to reflect prorations and other adjustments pursuant to Section 7.1.
2.2Investments. Following the collection of the Deposit, Escrow Agent shall, at the direction of Purchaser, invest the Deposit in:
(i)obligations of the United States government, its agencies or independent departments;
(ii)certificates of deposit issued by a banking institution whose principal office is in New York City with assets in excess of $1 billion; or
(iii)an interest-bearing account of a banking institution whose principal office is in New York City with assets in excess of $1 billion.
No investment of the Deposit shall have a maturity date beyond the Final Closing Date (as defined herein).
2.3Interest on the Deposit. In the event of the termination of this Agreement without a Closing, any interest earned on the Deposit shall be credited and delivered to the party receiving the Deposit.
2.4Independent Contract Consideration. Contemporaneously with the execution of this Agreement, Purchaser shall deliver to Seller a check in the amount of One Hundred Dollars ($100.00) (the “Independent Contract Consideration”), which amount the parties bargained for and agreed to as consideration for Seller’s grant to Purchaser of Purchaser’s right to purchase the Property pursuant to the terms hereof and for Seller’s execution, delivery and performance of this Agreement. The Independent Contract Consideration is in addition to and independent of any other consideration or payment provided in this Agreement, is nonrefundable under any circumstances and will be retained by Seller notwithstanding any other provisions of this Agreement.

ARTICLE III

CONDITIONS TO THE PARTIES’ OBLIGATIONS
3.1Conditions to Purchaser’s Obligation to Purchase. Purchaser’s obligation to purchase is expressly conditioned upon each of the following:
3.1.1Performance by Seller. Performance in all material respects of the obligations and covenants of, and deliveries required of, Seller hereunder.
3.1.2Delivery of Title and Possession. Delivery at the Closing of (i) all documents required by the Drop and Swap Structure (as contemplated by Sections 4.2 and 16.1), including the Second Transfer (as defined below) and (ii) possession as provided in Section 15.1.
3.1.3Estoppel(s) and Waiver. It shall be an express condition of Purchaser’s obligation to purchase that it shall have received (i) an executed estoppel certificate from [*****] (“Tenant”), materially in the form attached hereto as Exhibit J or such other form as is specified in the Lease (the “Tenant Estoppel”), and (ii) a waiver by Tenant of any rights of first offer or first refusal relating to the space to be subject to the Master Lease. Purchaser hereby acknowledges and agrees, based upon Seller’s representation and warranties in Section 11.1.15 below, that Tenant has waived its right of first refusal set forth in the Lease on December 10, 2025 by its failure to respond to the notice/offer sent by Seller and delivered to Tenant on December 5, 2025. The Tenant Estoppel shall be accepted as long as the same does not indicate the continuing existence of an actual material default of Seller, as landlord, or Tenant under the Lease (and Tenant’s failure to include the requested language in Section 9 of the form of Tenant Estoppel shall not cause the Tenant Estoppel to be unacceptable).
3.1.4Seller’s Representations. The representations and warranties by Seller set forth in Section 11.1 being true and correct in all material respects as of the Closing; provided, however, that if any such representations and warranties would not be true as of the Closing due to (i) events or circumstances that occur from and after, or existing following, the date of this Agreement and are outside of the reasonable control of Seller and, after notice to Purchase of the same, are not objected to by Purchaser (provided such objection rights shall not apply to any representations or warranties, if any, made as of a specific date only), or (ii) any action taken by Seller that is not expressly prohibited hereunder, then in each case such representations and warranties shall be deemed modified as of the Closing to account for such events or circumstances or Seller action, as applicable.
3.1.5Owner’s Policy. As of the date of Closing, the Title Company will have irrevocably committed to issue the Owner’s Policy to NewCo Sub in the amount of the Purchase Price, upon or promptly following the Closing, subject only to the Permitted Encumbrances and otherwise in substantially the form and substance approved by

Purchaser (based upon written confirmation from the Title Company) prior to the expiration of the Title/Survey Investigation Period.
3.1.6Seller Financing. Seller or Seller’s lending affiliate (“Lender”) shall be prepared to fund, simultaneous with Closing, a portion of the Purchase Price in accordance with the material terms set forth on Exhibit M attached hereto (herein, the “Seller Financing”). Lender shall have also approved, in it sole discretion, an appraisal for the Property.
3.1.7Closing Extension. In the event that Seller is unable to satisfy the conditions set forth in this Section 3.1 on or prior to the Final Closing Date, Seller shall have the right to extend the Final Closing Date one or more times for a period not to exceed forty five (45) days in the aggregate in order to satisfy such conditions.
3.2Conditions to Seller’s Obligation to Sell. Seller’s obligation to sell is expressly conditioned upon each of the following:
3.2.1Performance by Purchaser. Performance of the obligations and covenants of, and deliveries required of, Purchaser hereunder.
3.2.2Receipt of Purchase Price. Receipt of the Purchase Price and any adjustments due Seller under Article VII at the Closing in the manner herein provided.
3.2.3Purchaser’s Representations. The representations and warranties by Purchaser set forth in Section 11.2 being true and correct as of the Closing.
3.2.4Seller Financing. Purchaser has executed (or caused the execution of) loan documentation evidencing the Seller Financing.
3.3No Financing Contingency. Purchaser expressly agrees and acknowledges that, except as set forth in the condition to Purchaser’s obligation to close set forth in Section 3.1.6 hereof, Purchaser’s obligations to pay the Purchase Price and otherwise consummate the transactions contemplated hereby are not in any way conditioned upon Purchaser’s ability to obtain financing of any type or nature whatsoever (i.e. whether by way of debt financing or equity investment, or otherwise).

ARTICLE IV

PURCHASER’S DELIVERIES AND SELLER’S DELIVERIES TO ESCROW AGENT
4.1Purchaser’s Deliveries. Purchaser shall, at or before the Closing, deliver to Escrow Agent each of the following:
4.1.1Purchase Price. The Purchase Price.

4.1.2Assignment of Membership Interests. An assignment of Seller’s membership interests in NewCo Sub, in the form of Exhibit K, executed in counterpart by Purchaser (the “Assignment of Membership Interests”).
4.1.3Master Lease. A fully executed (by NewCo Sub and Purchaser’s affiliate, Joby Aero, Inc.) master lease in substantially the form attached hereto as Exhibit E (the “Master Lease”), which will be effectively immediately upon the consummation of the Closing.
4.1.4Closing Statement. An executed settlement statement reflecting the prorations and adjustments required under Article VII (the “Closing Statement”).
4.1.5Closing Documents. Any additional tax forms, recordation forms, 1099s or other documents as may be reasonably required by Seller or the Title Company to consummate the transaction contemplated by this Agreement.
4.1.6Cash – Prorations. The amount, if any, required of Purchaser under Article VII.
4.1.7    Access Agreement. An access agreement related to Tenant’s post-closing buildout work (the “Access Agreement”) executed in counterpart by Purchaser, substantially in the form of Exhibit N attached hereto.
4.2Seller’s Deliveries. Seller shall, at or before the Closing, deliver to Escrow Agent each of the following:
4.2.1Deed. an original limited warranty deed (the “Deed”) to NewCo Sub in the form of Exhibit B with respect to the Real Property, executed and acknowledged by Seller, which shall occur in accordance with the Drop and Swap Structure, pursuant to which Seller shall convey title to the Real Property subject to the following (collectively, the “Permitted Encumbrances”):
(1)Non-delinquent real property taxes and all assessments and unpaid installments thereof which are not delinquent.
(2)The lease shown on Exhibit F (“Schedule of Leases”) and any leases executed in accordance with this Agreement after the date hereof (collectively, the “Leases”), and the rights of the tenant(s) thereunder.
(3)Any lien or encumbrance (including, without limitation, any mechanics’ lien or materialmen’s lien) arising from the actions or omissions of Purchaser or, to the extent allowed pursuant to any Leases, arising from the actions or omissions of the tenant thereunder, provided the same has not existed for a period exceeding the period under which the applicable tenant is required to remove or bond over such lien or encumbrance.

(4)Any other lien, encumbrance, easement or other exception or matter voluntarily imposed or consented to by Purchaser prior to or as of the Closing.
(5)All covenants, restrictions and easements of record accepted (or deemed accepted) by Purchaser pursuant to Section 5.3 hereof.
(6)All exceptions (including printed exceptions) to title contained or disclosed in the Title Report, and all matters, rights and interests that would be discovered by an inspection or survey of the Property, other than Title Objections (as defined herein) identified and not thereafter waived or deemed waived by Purchaser in accordance with the terms of this Agreement.
(7)Any laws, rules, regulations, statutes, ordinances, orders or other legal requirements affecting the Property, including, without limitation, all zoning, land use, building and environmental laws, rules, regulations, statutes, ordinances or other legal requirements, including landmark designations and all zoning variance and special exceptions, if any.
4.2.2Assignment of Leases and Contracts. An Assignment of Leases, Contracts and Other Property Interests (the “Assignment of Leases and Contracts”) in the form of Exhibit C executed by Seller and NewCo Sub, and (whether through the closing escrow or through such other method of delivery as the parties may establish), copies of the Leases, service contracts, equipment leases, maintenance agreements and other contracts affecting the Property enumerated in Exhibit G (collectively, the “Contracts”) assigned thereby, in each case, to the extent not previously delivered to NewCo Sub.
4.2.3Assignment of Membership Interests. The Assignment of Membership Interests executed in counterpart by Seller.
4.2.4Bill of Sale. A bill of sale in the form of Exhibit D executed by Seller and NewCo Sub.
4.2.5Notices to Tenant. A notice signed by Seller (or Seller’s property manager for the Improvements) addressed to the Tenant in the form of Exhibit H (the “Notice to Tenant”).
4.2.6FIRPTA Affidavit. An affidavit in the form of Exhibit I from Seller with respect to the Foreign Investment in Real Property Tax Act (the “FIRPTA Affidavit”).
4.2.7Closing Statement. An executed Closing Statement.
4.2.8Closing Documents. Any additional tax forms, recordation forms, 1099s or other documents as may be reasonably required by Purchaser or the Title Company to consummate the transaction contemplated by this Agreement, provided that in no event shall Seller be required to deliver any item that increases its liabilities or obligations hereunder or reduces its rights.
4.2.9Cash – Prorations. The amount, if any, required of Seller under Article VII.
4.2.10Title Affidavit. A title affidavit in the form attached hereto as Exhibit L with respect to the Property.
        4.2.11    Access Agreement. The Access Agreement executed in counterpart by Seller.
4.3Failure to Deliver. The failure of Purchaser or Seller to make any delivery required above by and in accordance with this Article IV which is not waived by the other party shall constitute a default hereunder by Purchaser or Seller, as applicable.
ARTICLE V

INVESTIGATION OF PROPERTY
5.1Delivery of Documents. To the extent not delivered prior to the Effective Date, Seller shall deliver, cause to be delivered, or make available (either online or on location at the Property) to Purchaser, within five (5) days following the Effective Date, copies of the following, to the extent in Seller’s possession:
5.1.1Existing Title Policies. Seller’s existing owner’s policy of title insurance for the Property (the “Existing Title Policy”).
5.1.2Survey. To the extent in Seller’s possession, the most recent survey of the Real Property.
5.1.3Leases and Contracts. Copies of the Leases and the Contracts.
5.1.4Plans and Specifications. To the extent in Seller’s possession, copies of all plans and specifications for the Improvements.
5.1.5Permits. To the extent in Seller’s possession, copies of all governmental permits, certificates of occupancy and approvals, in each case regarding the Property.
5.1.6Leasing. Copies of any listing or commission agreements affecting the Property, including without limitation those relating to the Tenant Lease and any extensions of the term thereof.
5.1.7Property Documents. To the extent the same exist and are in Seller’s possession, copies of all agreements, documents, reports, correspondence and files regarding (i) geological site conditions, (ii) local code compliance and violations, (iii) economic or other governmental incentives, including state, local or federal incentives regarding tax abatement, CRA or Enterprise Zones, (iv) equipment manuals, (v) utility bills and meter information, and (vi) periodic maintenance reports (e.g. HVAC, fire prevention systems, hydrant testing).
Purchaser shall provide written verification of its receipt of those items listed in this Section 5.1.
5.2Physical Inspection of Property.
5.2.1Subject to the rights of the Tenant(s) under the Leases, Seller shall allow Purchaser and Purchaser’s engineers, architects or other employees and agents reasonable access to the Property during normal business hours for the limited purposes provided herein, provided that Purchaser delivers notice to Seller not less than one (1) business day prior to such access.
5.2.2Purchaser and its engineers, architects and other employees and agents may exercise such access solely for the purposes of (i) reviewing contracts, books and records relating to the Property (other than any privileged, proprietary or confidential records), soil reports, environmental studies and reports, surveys, and building and systems plans; (ii) reviewing records relating to operating expenses and other instruments and correspondence relating to the Property; and (iii) inspecting the physical condition of the Property and conducting non-intrusive physical and environmental tests and inspections thereof. PURCHASER SHALL NOT CONDUCT OR ALLOW ANY PHYSICALLY INTRUSIVE TESTING OF, ON OR UNDER THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, SO CALLED “PHASE II TESTING”, WITHOUT FIRST (1) OBTAINING SELLER’S WRITTEN CONSENT, IN ITS SOLE AND ABSOLUTE DISCRETION, AS TO THE TIMING AND SCOPE OF THE WORK TO BE PERFORMED AND THE PARTIES ENTERING INTO AN AMENDMENT HERETO MEMORIALIZING SUCH SCOPE OF WORK AND ANY ADDITIONAL AGREEMENTS OF THE PARTIES WITH RESPECT TO SUCH TESTING, AND (2) DELIVERING TO SELLER EVIDENCE REASONABLY SATISFACTORY TO SELLER OF THE REQUIRED INSURANCE (AS DEFINED BELOW) MAINTAINED BY PURCHASER OR ANY PERSON ACCESSING THE PROPERTY, WITH ANY INCREASED LIMITS IN THE REQUIRED INSURANCE AS MAY BE REQUIRED BY SELLER, IN ITS SOLE DISCRETION.
5.2.3Purchaser agrees that it will cause it and any person accessing the Property hereunder to be covered by (i) not less than $2,000,000 commercial general liability insurance (with, in the case of Purchaser’s coverage, a contractual liability endorsement, insuring its indemnity obligation under this Agreement), insuring all activity and conduct of such person while exercising such right of access, (ii) worker’s compensation insurance with limits of not less than that required by law, in each case (x) naming Seller and its affiliates as additional insureds, (y) issued by a licensed insurance company qualified to do business in the State in which the Property is located and otherwise reasonably acceptable to Seller, and (z) including a waiver of subrogation in favor of Seller without exception for the negligence of any additional insured, (iii) employer’s liability insurance coverage against accident and disease with a limit of not less than

$1,000,000 for each employee, if any, and (iv) prior to allowing any consultant or other third-party to perform a Phase II environmental assessment of the Property (if allowed by Seller in Seller’s sole discretion), environmental liability insurance with a limit of not less than $1,000,000 for each claim, which environmental liability insurance shall be in form reasonably acceptable to Seller (collectively, the “Required Insurance”). Purchaser shall provide evidence of the Required Insurance reasonably satisfactory to Seller prior to accessing the Property.
5.2.4Purchaser agrees that, in the exercise of the right of access granted hereby, it will not materially interfere with or permit material interference with any person occupying or providing service at the Property. Purchaser agrees that it or its agents will not communicate with any tenants or service providers relating to the Property, or any agents or employees thereof, without the prior consent of Seller.
5.2.5Purchaser shall cause all Purchaser’s Representatives (as hereinafter defined) to be aware of this Agreement and the obligations of such parties hereunder. Purchaser agrees to indemnify, defend and hold harmless Seller and its affiliates, members, partners, subsidiaries, shareholders, officers, directors and agents (each of the foregoing, a “Seller Party”) from any loss, injury, damage, cause of action, liability, claim, lien, cost or expense, including reasonable attorneys’ fees and costs, to the extent arising from the exercise by Purchaser or its employees, officers, consultants, agents, attorneys or representatives (collectively, “Purchaser’s Representatives”) of the right of access under this Agreement. The indemnity in this Section 5.2.5 shall survive the Closing or any termination of this Agreement. Anything to the contrary in the foregoing notwithstanding, in no event shall Purchaser be liable or responsible for any damages, costs, losses, claims or expenses to the extent the same are caused by the gross negligence or willful misconduct of any Seller Party.
5.2.6Purchaser agrees to give Seller prior written notice of its intent to conduct any inspections or tests at least one (1) business day prior to the same, so that Seller will have the opportunity to have a representative present during any such inspection or test, the right to do which Seller expressly reserves. Purchaser agrees to cooperate with any reasonable request by Seller in connection with the timing of any such inspection or test. Purchaser agrees to provide Seller upon Seller’s request with a copy of any written inspection or test report or summary prepared by any third party.
5.2.7Purchaser agrees that any inspection, test or other study or analysis of the Property shall be performed at Purchaser’s expense and in strict accordance with applicable law.
5.2.8Purchaser agrees at its own expense to promptly repair or restore the Property, or, at Seller’s option, to reimburse Seller for any repair or restoration costs, if any inspection or test requires or results in any damage to or alteration of the condition of the Property. The obligations set forth in this Section 5.2.8 shall survive the Closing or any termination of this Agreement.

5.2.9Anything in this Agreement to the contrary notwithstanding, in no event shall Purchaser be responsible for any hazardous materials or substances present at the Property prior to Purchaser’s inspections and merely discovered in the course of any such inspections (provided, however, the foregoing shall not excuse the exacerbation or aggravation of any such hazardous materials or substances by Purchaser or any Purchaser’s Representative).
5.3Investigation Period. Purchaser shall have the right to make the following investigations.
5.3.1Title and Survey. To the extent not ordered prior to the Effective Date, no later than three (3) business days following the Effective Date, (i) Purchaser shall order a title commitment for a title policy for the Property (collectively, the “Title Report”) from the Title Company and deliver a copy of such Title Report to Seller upon receipt thereof and (ii) Purchaser shall order one or more ALTA surveys from a surveyor licensed in the State in which the Property is located (collectively, the “Survey”). Purchaser shall have the right, in accordance with this Section 5.3.1, to terminate this Agreement due to Title Objections no later than 5:00 p.m. Eastern Time on January 15, 2026 (the “Title/Survey Investigation Period”). Purchaser shall have until 5:00 p.m. Eastern Time on January 12, 2026 to notify Seller of any objections (the “Title Objections”) (excluding any Permitted Encumbrances) with respect to the Title Report and the Survey based on its review thereof. If Purchaser does not give such notice, such failure shall be conclusively deemed to be full and complete approval of the Title Report and the Survey and any matter disclosed therein. If Purchaser does give such notice, Seller shall have two (2) business days after receipt thereof to notify Purchaser whether Seller will cause, or elects not to cause, any or all of the Title Objections disclosed therein to be removed or insured over by the Title Company. Seller’s failure to notify Purchaser within such two (2) business day period as to any Title Objection shall be deemed an election by Seller not to remove or have the Title Company insure over such Title Objection. If Seller notifies or is deemed to have notified Purchaser that Seller shall not remove nor have the Title Company insure over any or all of the Title Objections, Purchaser shall have until the end of the Title/Survey Investigation Period to either (1) terminate this Agreement and receive a refund of the Deposit or (2) waive such Title Objections and proceed to Closing without any abatement or reduction in the Purchase Price on account of such Title Objections. If Purchaser does not give such notice prior to the end of the Title/Survey Investigation Period, Purchaser shall be deemed to have elected to waive such Title Objections and proceed to Closing (and thereafter Purchaser shall have no right to terminate this Agreement pursuant to this Section 5.3.1).
5.3.2General Investigation. Purchaser shall have the right, exercisable by delivering written notice to Seller at any time not later than 5:00 p.m. Eastern Time on January 7, 2026 (the “Investigation Period”), to terminate this Agreement if Purchaser is not satisfied with its investigation of the Property in its sole and absolute discretion or otherwise decides in its sole and absolute discretion not to acquire the Property for any reason or no reason. In the event of any such termination, the Escrow Agent shall promptly return the Deposit to Purchaser. If Purchaser fails to give notice of termination prior to the expiration of the Investigation Period, such failure shall be conclusively deemed to be full and complete satisfaction and waiver of this condition and Purchaser shall thereafter have no right to terminate the Agreement pursuant to this Section 5.3.2 (but shall retain its right under Section 5.3.1 above). By it execution of this Agreement, Purchaser hereby waives its right to terminate this Agreement pursuant to this Section 5.3.2.
5.4Effect of Termination. If Purchaser terminates this Agreement in accordance with Section 5.3, then subject to Section 5.2, the Escrow Agent shall immediately return the Deposit to Purchaser, whereupon all further rights and obligations of the parties shall cease and terminate without any further liability of either party to the other (except those obligations which are specifically provided to survive such termination as provided in this Agreement).
5.5No Obligation to Cure. Nothing contained in this Agreement or otherwise shall require Seller to render its title marketable or to remove or correct any exception or matter disapproved by Purchaser or to spend any money or incur any expense in order to do so. Anything in the foregoing to the contrary notwithstanding, Seller agrees that it shall be obligated to commit to remove or cure any matter subject to a Title Objection which is comprised of any mortgage or other monetary lien encumbering the Property that can be cured via the payment of a sum certain that was made by or at the direction of Seller, including mechanics’ or materialmens’ liens.
5.6Copies of Third Party Reports. If Purchaser terminates this Agreement in accordance with Section 5.3 above and Seller requests (in writing) the same from Purchaser, Purchaser, within five (5) business days after such termination, shall provide Seller with copies of all engineering, environmental and other studies, reports (not including legal reports, memoranda or other similar work product) and inspections prepared for Purchaser in connection with the Property; provided, that Seller shall reimburse Purchaser for any costs Purchaser incurred by Purchaser in procuring such reports and the delivery of the materials in this Section 5.6.
5.7Tenant Estoppels. Seller shall use commercially reasonable efforts to obtain the Tenant Estoppel from the Tenant. Seller’s failure to obtain the Tenant Estoppel shall not be deemed a default or breach hereunder by Seller.
ARTICLE VI

THE CLOSING
6.1Date and Manner of Closing. The Closing shall take place through a customary escrow arrangement with Escrow Agent. No physical attendance by Seller or Purchaser shall be required at the Closing and, with the exception of documents required to have original, “wet-ink signatures” for effectiveness or recording, documents electronically executed and delivered shall be sufficient. Escrow Agent shall close the escrow (the “Closing”) as soon as all conditions to closing contained in this Agreement have been satisfied (or deemed satisfied) or waived in writing which shall in any event be not later than 12:00 P.M. Eastern Time on February 27, 2026 (as the same may be extended pursuant to Section 3.1.5, the “Final Closing Date”), TIME BEING OF THE ESSENCE (subject only to Seller’s express rights of remedy or cure provided herein), by recording and delivering all documents and funds as set forth in Article VIII.
ARTICLE VII

PRORATION, FEES, COSTS AND ADJUSTMENTS
7.1Prorations. Prior to the Closing, Seller shall furnish to Purchaser proposed amounts of the prorations in accordance with this Agreement, subject to the approval of Purchaser, which approval shall not be unreasonably withheld, delayed and/or conditioned. Thereafter, Purchaser and Seller shall each inform Escrow Agent of the final amounts for inclusion on the settlement statement.
7.1.1Certain Items Prorated. In accordance with the foregoing, Escrow Agent shall prorate between the parties (and the parties shall deposit funds therefor with Escrow Agent or shall instruct Escrow Agent to debit against sums held by Escrow Agent owing to such party), as of 11:59 p.m. Eastern Time the day prior to the Closing (the “Adjustment Date”), all income and expenses with respect to the Property and payable to or by the owner of the Property, so that the income and expense items with respect to the period up to and including the Adjustment Date will be for Seller’s account and the income and expense items with respect to the period after the Adjustment Date will be for Purchaser’s account, including: (i) all real property taxes and assessments on the basis of the fiscal period for which assessed (if the Closing shall occur before the tax rate and/or valuation is fixed, the apportionment of taxes shall be based on the tax rate for the preceding period applied to the latest assessed valuation and such proration shall be deemed to be final and not subject to any true-up after Closing); (ii) rents (including all base rents, percentage rents, additional rent and any tax and operating expense reimbursements and escalations due from the tenant(s) of the Property under the Leases) and other tenant payments and tenant reimbursements (collectively, “Tenant Payments”) if any, received under the Leases; (iii) intentionally deleted; (iv) charges for water, sewer, electricity, gas, fuel and other utility charges, all of which shall be read promptly before Closing, unless Seller elects to close its own applicable account; and in such event, Purchaser shall open its own account and the respective charges shall not be prorated; (v) amounts prepaid and amounts accrued but unpaid on the service contracts; (vi) periodic fees for licenses, permits or other authorizations with respect to the Property; and (vii) [intentionally deleted]. The adjustment obligation in item (i) above shall survive the Closing.
7.1.2Leasing Commissions; Tenant Improvement Costs. At the Closing, Purchaser shall pay, or reimburse Seller, for all leasing commissions, tenant improvement costs and other charges payable by reason of or in connection with any Approved New Lease (as defined below) entered into after the Effective Date of this Agreement. Purchaser shall be and remain responsible for any leasing commissions payable for any

Approved New Lease, or for any renewal, extension or other option under any lease in effect as of the Effective Date. The provisions of this Section 7.1.2 shall survive the Closing.
7.1.3Taxes.
(1)Real property tax refunds and credits received after the Closing which are attributable to a fiscal tax year prior to the Closing shall belong to Seller. Any such refunds and credits attributable to the fiscal tax year during which the Closing occurs shall be apportioned between Seller and Purchaser after deducting the reasonable out-of-pocket expenses of collection thereof. This apportionment obligation shall survive the Closing.
(2)If any tax appeal or certiorari proceedings shall not have been finally resolved or settled prior to the Closing and shall relate to any tax period a portion or all of which precedes the Closing, Seller shall be entitled to control the disposition of any such tax appeal or certiorari proceeding and any refunds received therefrom, net of any expenses incurred by Seller in connection therewith (which shall be refunded to Seller), shall be prorated between the parties on the basis of the portions accruing to periods before and after the Closing. This provision shall survive the Closing.
7.1.4Security and Other Deposits. At the Closing, Seller shall credit Purchaser an amount equal to all unapplied refundable security deposits (plus interest accrued thereon to the extent required to be paid by the applicable Lease or applicable law) required to be held by Seller under the Leases, and Purchaser shall credit Seller an amount equal to all utility and contract deposits then held by third parties with respect to the Property and transferred to NewCo Sub hereunder. If any security deposits shall be held by Seller in the form of letters of credit or surety bonds, Seller shall assign its rights thereunder to NewCo Sub and shall cooperate reasonably with Purchaser in respect of the reissuance of any such letters of credit or bonds in the name of NewCo Sub.
7.1.5Adjustments.
(a)Tenant Payments which are delinquent, other than such amounts prorated pursuant to Section 7.1.1(iii), if any, shall not be prorated and all rights thereto shall be retained by Seller, who reserves the right to collect and retain such delinquent Tenant Payments, and Purchaser agrees to cooperate reasonably, at no cost or expense to Purchaser, with Seller in Seller’s efforts to collect such Tenant Payments; provided, however, that Seller shall not be entitled to commence any disposition or eviction proceeding against the delinquent Tenant. If at any time after the Closing Purchaser shall receive any such delinquent Tenant Payments (all of which Purchaser shall use reasonable efforts to obtain), Purchaser shall immediately remit such Tenant Payments to Seller, provided that any monies received by Purchaser from a delinquent Tenant shall be applied first to current rents then due and payable and then to delinquent rents in the inverse order in which they became due and payable. The previous sentence shall survive the Closing. If the Tenant Payments required to be made by Tenant include percentage rent, additional rent or escalation charges or reimbursements for real property taxes, operating expenses or other charges, Seller and Purchaser shall at the Closing reasonably estimate the unpaid amount thereof attributable to any period prior to the Closing and Purchaser shall pay or credit such amount to Seller at the Closing. No later than ninety (90) days following the Closing Date, Purchaser shall prepare and present to Seller a recalculation of any and all amounts due or subject to proration under this subsection 7.1.5(a) (taking into consideration any errors and changes necessary because of the lack of complete or accurate information as of the Closing Date) as well as supporting documentation for such recalculation. The parties shall make the appropriate adjusting payment between them within thirty (30) days after delivery of any such recalculation. The provisions of this section shall survive the Closing.
(b)All real property taxes and assessments shall be apportioned on the basis of the fiscal period for which assessed, and if the Closing shall occur before the tax rate and/or the valuation is fixed, the apportionment of taxes shall be based on the tax rate for the preceding period applied to the latest assessed valuation and such proration shall be deemed to be final and not subject to any true-up after Closing.
7.2Seller’s Closing Costs. Seller shall pay (i) one-half of Escrow Agent’s escrow fee for escrow and settlement agent services, (ii) Seller’s own attorneys’ fees, (iii) the transfer taxes and conveyance fees payable in connection with the transfer of the Real Property, if any (iv) the fees for recording the Deed, (v) Seller’s Broker’s fee and Purchaser’s Broker’s fee, each pursuant to the terms of a separate agreement, and (vi) the costs associated with the formation of the NewCo Sub and qualification as a foreign entity as provided in Section 16.1.
7.3Purchaser’s Closing Costs. Purchaser shall pay (i) one-half of Escrow Agent’s escrow fee for escrow and settlement agent services, (ii) the cost of the Title Reports and the title premium for the standard coverage portion of the standard current form of American Land Title Association (ALTA) owner’s policy of title insurance (the “Title Policies”) issued by Chicago Title Insurance Company (the “Title Company”), (iii) the cost of any title insurance endorsements ordered by Purchaser and extended coverage portion of the Title Policies (including without limitation, additional title premiums and/or otherwise), (iv) the cost of any new survey of the Property or any update of the Surveys, (v) any costs incurred in connection with Purchaser’s investigation of the Property, including the cost of any new environmental assessments commissioned by Purchaser, (vi) any taxes, fees or charges in connection with any financing obtained by Purchaser, the recordation of any documents in connection therewith, and any title charges with respect to the loan policy or any endorsements thereto, and (vii) Purchaser’s own attorneys’ fees.

ARTICLE VIII

DISTRIBUTION OF FUNDS AND DOCUMENTS
8.1Delivery of the Purchase Price. At the Closing, Escrow Agent shall deliver the Purchase Price to Seller, and the transaction shall not be considered closed until such delivery occurs.
8.2Other Monetary Disbursements. To the extent not reflected on the Closing Statement, Escrow Agent shall, at the Closing, hold for personal pickup or arrange for wire transfer, (i) to Seller, or order, as instructed by Seller, all sums and any proration or other credits to which Seller is entitled and less any appropriate proration or other charges and (ii) to Purchaser, or order, as instructed by Purchaser, any excess funds therefore delivered to Escrow Agent by Purchaser and all sums and any proration or other credits to which Purchaser is entitled and less any appropriate proration or other charges.
8.3Recorded Documents. Escrow Agent shall cause the Deeds and any other documents that Seller or Purchaser desires to record to be recorded with the appropriate county recorder and, after recording, returned to the grantee, beneficiary or person acquiring rights under said document or for whose benefit said document was required.
8.4Documents to Purchaser. Escrow Agent shall at the Closing deliver via email or by overnight express delivery, as applicable, to Purchaser the following:
(1)a copy of the Deed;
(2)a copy of the Assignment of Leases and Contracts;
(3)a copy of the Assignment of Membership Interests;
(4)a copy of the Bill of Sale;
(5)a copy of the Tenant Estoppels (to the extent received by Seller) and Seller Estoppels (to the extent applicable);
(6)a copy of the Notice to Tenant;
(7)a copy of the FIRPTA Affidavit; and
(8)a copy of the Closing Statement.

8.5Documents to Seller. Escrow Agent shall at the Closing deliver by overnight express delivery to Seller, the following:
(1)a copy of the Deed;
(2)a copy of the Assignment of Leases and Contracts;
(3)a copy of the Assignment of Membership Interests;
(4)a copy of the Bill of Sale;
(5)a copy of the Notice to Tenant;
(6)a copy of the FIRPTA Affidavit;
(7)a copy of the Master Lease; and
(8)a copy of the Closing Statement.

8.6All Other Documents. Escrow Agent shall at the Closing deliver by overnight express delivery, each other document received hereunder by Escrow Agent to the person acquiring rights under said document or for whose benefit said document was required.
ARTICLE IX

RETURN OF DOCUMENTS AND FUNDS UPON TERMINATION
9.1Return of Seller’s Documents. If escrow or this Agreement is terminated for any reason, Purchaser shall, within five (5) days following such termination, either deliver to Seller or destroy all documents and materials relating to the Property previously delivered to Purchaser by Seller and copies of reports, studies, documents and materials obtained by Purchaser from third parties in connection with the Property and Purchaser’s investigation thereof. Such items shall be delivered without representation or warranty as to accuracy or completeness and with no right of Seller to rely thereon without the consent of the third party. Escrow Agent shall deliver all documents and materials deposited by Seller and then in Escrow Agent’s possession to Seller and shall destroy any documents executed by both Purchaser and Seller. Upon delivery by Escrow Agent to Seller (or such destruction, as applicable) of such documents and materials, Escrow Agent’s obligations with regard to such documents and materials under this Agreement shall be deemed fulfilled and Escrow Agent shall have no further liability with respect to such documents and materials to either Seller or Purchaser.
9.2Return of Purchaser’s Documents. If escrow or this Agreement is terminated for any reason, Escrow Agent shall deliver all documents and materials deposited by Purchaser and then in Escrow Agent’s possession to Purchaser and shall destroy any documents executed by both Purchaser and Seller. Upon delivery by Escrow Agent to Purchaser (or such destruction, as applicable) of such documents and materials, Escrow Agent’s obligations with regard to such documents and materials under this Agreement shall be deemed fulfilled and Escrow Agent shall have no further liability with regard to such documents and materials to either Seller or Purchaser.
9.3Deposit. If escrow or this Agreement is terminated (i) pursuant to Section 5.3, Section 10.2 or Article XII or (ii) due to the failure of a condition set forth in Section 3.1, then, subject to Section 5.2, Purchaser shall be entitled to obtain the return of the Deposit pursuant to Section 9.4 below. If the Closing does not take place and escrow or this Agreement is terminated pursuant to any other Section or due to the failure of a condition set forth in Section 3.2, Seller shall be entitled to the Deposit as liquidated damages by causing Escrow Agent to deliver the Deposit to Seller pursuant to Section 9.4 below, unless the applicable Section pursuant to which this Agreement is terminated requires the Deposit to be delivered to Purchaser.
9.4Disbursement of Deposit. Any request for disbursement of the Deposit delivered to Escrow Agent pursuant to this Section 9.4 from either party shall be accompanied by written notice to the non-requesting party. If Escrow Agent receives a notice from either party instructing Escrow Agent to deliver the Deposit to such party, Escrow Agent shall deliver a copy of the notice to the other party within three (3) days after receipt of the notice. If the other party does not object to the delivery of the Deposit as set forth in the notice within three (3) business days after receipt of the copy of the notice, Escrow Agent shall, and is hereby authorized to, deliver the Deposit to the party requesting it pursuant to the notice. Any objection hereunder shall be by notice setting forth the nature and grounds for the objection and shall be sent to Escrow Agent and to the party requesting the Deposit.
9.5No Effect on Rights of Parties; Survival. The return of documents and monies as set forth above shall not affect the right of either party to seek such legal or equitable remedies as such party may have under Article X with respect to the enforcement of this Agreement. The obligations under this Article IX shall survive termination of this Agreement.
ARTICLE X

DEFAULT
10.1Seller’s Remedies. If, for any reason whatsoever (other than the failure of a condition set forth in Section 3.1 and other than a termination of this Agreement pursuant to Section 5.3, Section 10.2 or Article XII), the sale is not completed as herein provided, and, except in the case of Purchaser’s obligation to pay the Deposit and the balance of the Purchase Price pursuant to Sections 2.1.1 and 2.1.2, if Purchaser fails to cure such default within two (2) business days following receipt of written notice of default from Seller, then Seller shall be released from any further obligations hereunder. BY INITIALING BELOW, PURCHASER AND SELLER HEREBY ACKNOWLEDGE AND AGREE THAT SELLER’S ACTUAL DAMAGES IN THE EVENT OF SUCH A BREACH OF THIS AGREEMENT BY PURCHASER WOULD BE EXTREMELY DIFFICULT OR IMPOSSIBLE TO DETERMINE, THAT THE AMOUNT OF THE DEPOSIT IS THE PARTIES’ BEST AND MOST ACCURATE ESTIMATE OF THE DAMAGES SELLER WOULD SUFFER IN THE EVENT THE TRANSACTION PROVIDED FOR IN THIS AGREEMENT FAILS TO CLOSE, AND THAT SUCH ESTIMATE IS REASONABLE UNDER THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT. PURCHASER AND SELLER AGREE THAT SELLER’S RIGHT TO RETAIN THE DEPOSIT SHALL BE THE SOLE REMEDY OF SELLER AT LAW IN THE EVENT OF SUCH A BREACH OF THIS AGREEMENT BY PURCHASER. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS SECTION 10.1, IF PURCHASER BRINGS AN ACTION AGAINST SELLER FOR AN ALLEGED BREACH OR DEFAULT BY SELLER OF ITS OBLIGATIONS UNDER THIS AGREEMENT, RECORDS A LIS PENDENS OR OTHERWISE ENJOINS OR RESTRICTS SELLER’S ABILITY TO SELL AND TRANSFER THE PROPERTY OR REFUSES TO CONSENT TO OR INSTRUCT RELEASE OF THE DEPOSIT TO SELLER IF REQUIRED BY ESCROW AGENT (EACH A “PURCHASER’S ACTION”), SELLER SHALL NOT BE RESTRICTED BY THE PROVISIONS OF THIS SECTION 10.1 FROM BRINGING AN ACTION AGAINST PURCHASER SEEKING EXPUNGEMENT OR RELIEF FROM ANY IMPROPERLY FILED LIS PENDENS, INJUNCTION OR OTHER RESTRAINT, AND/OR RECOVERING FEES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES) WHICH SELLER MAY SUFFER OR INCUR AS A RESULT OF ANY PURCHASER’S ACTION BUT ONLY TO THE EXTENT THAT SELLER IS THE PREVAILING PARTY; AND THE AMOUNT OF ANY SUCH FEES, COSTS AND EXPENSES AWARDED TO

SELLER SHALL BE IN ADDITION TO THE LIQUIDATED DAMAGES SET FORTH HEREIN. NOTHING IN THIS AGREEMENT SHALL, HOWEVER, BE DEEMED TO LIMIT PURCHASER’S LIABILITY TO SELLER FOR DAMAGES OR INJUNCTIVE RELIEF FOR BREACH OF PURCHASER’S INDEMNITY OBLIGATIONS UNDER SECTION 5.2.5 ABOVE OR FOR ATTORNEYS’ FEES AND COSTS AS PROVIDED IN THIS SECTION 10.1, SECTION 10.3, OR SECTION 16.5 BELOW.
ACCEPTED AND AGREED TO:
/s/ W. Scott Webb        /s/ JoeBen Bevirt_______________
    Seller        Purchaser
10.2Purchaser’s Remedies. If the sale is not completed as herein provided solely by reason of any material default of Seller, and Purchaser is ready, willing and able to consummate the purchase of the Property in accordance with this Agreement, Purchaser shall be entitled, as its sole and exclusive remedy, exercisable by delivering written notice to Seller, to either (i) terminate this Agreement, in which event the Escrow Agent shall promptly return the Deposit to Purchaser, and Purchaser shall be entitled to receive from Seller reimbursement for Purchaser’s documented out of pocket diligence and other costs incurred in pursuit of the transaction contemplated hereby, including attorneys’ fees, in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000.00), or (ii) to the extent the applicable default is within Seller’s reasonable control and ability to perform, treat this Agreement as being in full force and effect and pursue only an action for specific performance of this Agreement, provided that Purchaser must commence such action for specific performance within thirty (30) days after the scheduled Final Closing Date. Purchaser shall be entitled to claim and recover any costs of enforcement, including attorneys’ fees, in accordance with Section 16.6 in any action for specific performance, but Purchaser otherwise waives the right to pursue any other remedy at law or equity for such default of Seller, including any right to seek, claim or obtain damages (except pursuant to part (i) above), punitive damages or consequential damages. In no case shall Seller ever be liable to Purchaser under any statutory, common law, equitable or other theory of law, either prior to or following the Closing, for any lost rents, profits, “benefit of the bargain,” business opportunities or any form of consequential damage in connection with any claim, liability, demand or cause of action in any way or manner relating to the Property, the condition of the Property, this Agreement, or any transaction or matter between the parties contemplated hereunder. Purchaser’s remedies hereunder are in addition to the right to receive the return of the Deposit, subject to Section 9.4, provided, however, that Purchaser shall have no right to receive a return of the Deposit so long as Purchaser is pursuing a remedy of specific performance. Notwithstanding anything herein to the contrary, in no event shall Purchaser record lis pendens against the Real Property except in conjunction with a properly filed action for specific performance expressly permitted under this Section 10.2. Purchaser shall indemnify and defend Seller for, from, against and regarding all losses and liabilities (including attorneys’ fees, expenses and disbursements) incurred by Seller by reason of the filing by Purchaser of lis pendens against the Real Property except in conjunction with a properly filed action for specific performance expressly permitted under this Section 10.2.

    10.3    Lender’s Remedies. Notwithstanding anything to the contrary contained in this Agreement, Purchaser acknowledges and agrees that it shall be required to reimburse Seller (on behalf of Lender) for legal fees incurred in connection with the Seller Financing in an amount not to exceed One Hundred Thousand and No/100 Dollars ($100,000). Purchaser acknowledges and agrees that is shall be responsible for such fees if the Closing occurs and if the Closing does not occur for any reason (except if the Closing did not occur due to a default, beyond any applicable notice, grace and cure periods, by Seller under this Agreement) and that the same is in addition to and separate from Seller's remedies under Section 10.1 above.
ARTICLE XI

REPRESENTATIONS AND WARRANTIES
11.1Seller’s Warranties and Representations. The matters set forth in this Section 11.1 constitute representations and warranties by Seller which are true and correct as of the date of this Agreement and, subject to the terms and conditions of Section 3.1.4 of this Agreement, shall be true and accurate as of the Closing Date (and, as applicable, the representations and warranties herein shall be deemed modified as of Closing to account for the application of Section 3.1.4. As used in this Section 11.1, the phrase “to the extent of Seller’s actual knowledge” shall mean the actual knowledge of Thomas Diamond, the Executive Vice President of an affiliate of Seller. Seller represents that Thomas Diamond has made a commercially reasonable inquiry of the property management team with respect to this Section 11.1 and is reasonably knowledgeable about the facts and matters contained in Seller’s representations and warranties made herein. There shall be no personal liability on the part of Thomas Diamond for any matters addressed herein. To the extent Purchaser has or acquires actual knowledge or is deemed to know, prior to Closing, that these representations and warranties are inaccurate, untrue or incorrect in any way, such representations and warranties shall be deemed modified to reflect Purchaser’s knowledge or deemed knowledge thereof. Purchaser shall be deemed to know a representation or warranty is untrue, inaccurate or incorrect if this Agreement or any files, documents, materials, analyses, studies, tests, or reports disclosed or made available to Purchaser at least two (2) business days prior to expiry of the Investigation Period contains information which is inconsistent with such representation or warranty.
11.1.1No Broker. Seller has not engaged or dealt with any broker or finder in connection with the sale contemplated by this Agreement, except CBRE (the “Seller’s Broker”).
11.1.2Organization. Seller has been duly formed, validly exists and is in good standing in the jurisdiction of its formation and in the state in which the Property is located.
11.1.3Power and Authority. Seller has the legal power, right and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

11.1.4Proceedings. Seller has not received, within the past one (1) year, any written notice of any pending or threatened condemnation or similar proceeding affecting any part of the Property.
11.1.5Contravention. Seller is not prohibited from consummating the transactions contemplated by this Agreement by any law, regulation, agreement, instrument, restriction, order or judgment.
11.1.6Leases and Contracts. The Leases and Contracts comprise all of the leases and material contracts which will affect the Property on and after the Closing. As of the Effective Date, all of the Leases are in full force and effect and none of them have been amended except as disclosed. To the extent of Seller’s actual knowledge, as of the Effective Date, there are no current defaults by any counterparty to any Lease, and Seller has not received written notice of any Seller default under any of the Leases. The foregoing representation and warranty excludes consideration of any leases with the Dayton-Montgomery County Port Authority, which were entered into in order to receive certain construction related tax exemptions and which will be terminated and of no force or effect on or before the Closing Date.
11.1.7Compliance. Seller has not received, within the past one (1) year, written notice from any governmental authority that the Property is not in material compliance with all applicable laws, including environmental laws, except for such failures to comply, if any, which have been remedied or are disclosed in the Title Report.
11.1.8Employees. Seller has no employees.
11.1.9Litigation. Seller has not received any written notice of any threatened or pending litigation against the Property, and to Seller’s actual knowledge, there is no litigation pending against the Property.
11.1.10 Options. Seller has not granted (and the organizational documents of Seller and to its knowledge, the organization documents of the direct or indirect owners of Seller, do not contain) any outstanding option, right of first refusal or similar right in favor of any Person (other than Purchaser) to purchase or otherwise acquire the Property or any portion thereof or interest therein, except as set forth in the Leases or the Title Report.
11.1.11 Tax Appeals. There are no pending tax complaints or appeals against the Property.
11.1.12 Zoning. Seller has not submitted any applications for zoning changes, variances or land-use approvals affecting the Property.
11.1.1011.1.13 PATRIOT Act and Sanctions Compliance.

(1)Seller is in compliance with the requirements of the USA Patriot ACT and Executive Order No. 133224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Orders”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Sanctions Laws”).
(2)Seller is not the subject of the Orders or Sanctions Laws which include a party:
(a)    listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”);
(b)    is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders;
(c)    is owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or
(d)    is a person that is a resident of or domiciled in the Crimea region (formerly Ukraine), Cuba, Iran, North Korea or Syria (each a “Sanctioned Jurisdiction”).
11.1.14 PATRIOT Act Notice. Seller hereby covenants and agrees that, if Seller obtains knowledge that Seller becomes listed on the Lists or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, or subject of the Orders, Sanctions Laws or domiciled in or resident of a Sanctioned Jurisdiction, Seller shall immediately notify Purchaser in writing, and in such event, Purchaser shall have the right to terminate this Agreement without penalty or liability to Seller immediately upon delivery of written notice thereof to Seller, whereupon the Deposit shall be immediately returned to Purchaser.
11.1.15 Tenant ROFR. Seller represents and warrants that (i) Seller delivered a right of first refusal notice to Tenant on December 5, 2025 with respect to the Master Lease, and (ii) the Tenant did not respond to such right of first refusal notice on or before December 10, 2025.
11.2Purchaser’s Warranties and Representations. The matters set forth in this Section 11.2 constitute representations, warranties and covenants by Purchaser which are now and shall, at the Closing, be true and correct.
11.2.1No Broker. Purchaser has not engaged or dealt with any broker or finder in connection with the sale contemplated by this Agreement, except Colliers (the

“Purchaser’s Broker”, and together with the Seller’s Broker, collectively the “Brokers”).
11.2.2Power and Authority. Purchaser has the legal power, right and authority to enter into this Agreement and to consummate the transactions contemplated hereby.
11.2.3Independent Investigation. Subject in all respects to the express terms of Section 11.1, the consummation of this transaction shall constitute Purchaser’s acknowledgment that it has independently inspected and investigated the Property and has made and entered into this Agreement based upon such inspection and investigation and its own examination of the condition of the Property.
11.2.4Purchaser Reliance. Purchaser is experienced in an knowledgeable about the ownership and management of real estate, and subject in all respects to the express terms of Section 11.1, (i) has relied and will rely exclusively on its own consultants, advisors, counsel, employees, agents, principals and/or studies, investigations and/or inspections with respect to the Property, its condition, value and potential, and (ii) agrees that, notwithstanding the fact that it has received certain information from Seller or its agents or consultants, Purchaser has relied solely upon and will continue to rely solely upon its own analysis and will not rely on any information provided by Seller or its agents or consultants.
11.2.5PATRIOT Act and Sanctions Compliance.
(1)Purchaser is in compliance with the requirements of the USA Patriot ACT and Executive Order No. 133224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Orders”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Sanctions Laws”).
(2)Neither Purchaser nor any beneficial owner of Purchaser is subject of the Orders or Sanctions Laws which include a party:
(a)listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”);
(b)is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders;
(c)is owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or

(d)is a person that is a resident of or domiciled in the Crimea region (formerly Ukraine), Cuba, Iran, North Korea or Syria (each a “Sanctioned Jurisdiction”).
11.2.6PATRIOT Act Notice. Purchaser hereby covenants and agrees that, if Purchaser obtains knowledge that Purchaser or any of its beneficial owners becomes listed on the Lists or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, or subject of the Orders, Sanctions Laws or domiciled in or resident of a Sanctioned Jurisdiction, Purchaser shall immediately notify Seller in writing, and in such event, Seller shall have the right to terminate this Agreement without penalty or liability to Purchaser immediately upon delivery of written notice thereof to Purchaser, whereupon the Deposit shall be immediately returned to Purchaser.
11.3No Other Warranties and Representations. Except as specifically set forth in this Article XI, Seller has not made or authorized anyone to make, any warranty or representation as to the Leases, the Contracts, any written materials delivered to Purchaser, the persons preparing such materials, the truth, accuracy or completeness of such materials, the present or future physical condition, development potential, zoning, building or land use law or compliance therewith, the operation, income generated by, or any other matter or thing affecting or relating to the Property or any matter or thing pertaining to this Agreement. Purchaser expressly acknowledges that no such warranty or representation has been made and that Purchaser is not relying on any warranty or representation whatsoever other than as is expressly set forth in this Article XI. Purchaser shall accept the Property “as is” and in its condition on the date of Closing subject only to the express provisions of this Agreement and hereby acknowledges and agrees that SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT, FUTURE OR OTHERWISE, OF, AS TO, CONCERNING OR WITH RESPECT TO, THE PROPERTY.
11.3.1No Environmental Representations. Except as otherwise expressly set forth in Article XI, Seller makes no representations or warranties as to whether the Property contains asbestos, radon or any hazardous materials or harmful or toxic substances, or pertaining to the extent, location or nature of same, if any. Further, to the extent that Seller has provided to Purchaser information from any inspection, engineering or environmental reports concerning asbestos, radon or any hazardous materials or harmful or toxic substances, Seller makes no representations or warranties with respect to the accuracy or completeness, methodology of preparation or otherwise concerning the contents of such reports.
11.3.2Release of Claims. Except as otherwise expressly set forth in this Article XI, Purchaser acknowledges and agrees that Seller makes no representation or warranty as to, and Purchaser, for itself, its successors and assigns, hereby waives and releases Seller from any present or future claims, at law or in equity, whether known or unknown, foreseeable or otherwise, arising from or relating to, the Property, this Agreement or the transactions contemplated hereby, including without limitation the presence or alleged presence of asbestos, radon or any hazardous materials or harmful or toxic substances in, on, under or about the Property, including without limitation any claims under or on account of (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as the same may have been or may be amended from time to time, and similar state statutes, and any regulations promulgated thereunder, (ii) any other federal, state or local law, ordinance, rule or regulation, now or hereafter in effect, that deals with or otherwise in any manner relates to, environmental matters of any kind, (iii) this Agreement, or (iv) the common law. Purchaser hereby specifically acknowledges that Purchaser has carefully reviewed this Section 11.3.2 and has discussed its import with legal counsel and that the provisions of this Section 11.3.2 are a material part of this Agreement.
This Section 11.3.2 shall survive the Closing forever.
ARTICLE XII

CASUALTY AND CONDEMNATION
12.1Casualty and Condemnation. Promptly upon learning thereof, Seller shall give Purchaser written notice of any condemnation, damage or destruction of the Property occurring prior to the Closing (herein, a “Casualty Event”). If, prior to the Closing, all or a Material Portion (as hereinafter defined) of the Property is subject to a Casualty Event, Purchaser shall have the right and option, exercisable by delivering written notice to Seller within ten (10) business days after Purchaser has received written notice from Seller of such Casualty Event, of either (i) applying the proceeds of any condemnation award or payment under any insurance policies (other than business interruption or rental loss insurance) toward the payment of the Purchase Price to the extent such condemnation awards or insurance payments have been received by Seller, receiving from Seller an amount equal to any applicable deductible under any such insurance policy and receiving an assignment from Seller of Seller’s right, title and interest in any such awards or payments not theretofore received by Seller, or (ii) terminating this Agreement, in which event, the Escrow Agent shall promptly refund the Deposit to Purchaser.
If, prior to the Closing, a portion of the Property is subject to an insured Casualty Event, and such portion is not a Material Portion of the Property, then (a) the proceeds of any condemnation award or payment and any applicable deductible under any insurance policies shall be applied toward the payment of the Purchase Price to the extent such condemnation awards or insurance payments have been received by Seller, (b) Seller shall assign to Purchaser all of Seller’s right, title and interest in any unpaid awards or payments, and (c) in the event the sum of (a) and (b) above do not cover the cost of restoration, as reasonably estimated by an engineer engaged by Seller and reasonably acceptable to Purchaser, then Purchaser shall receive a reduction the Purchase Price in an amount equal to such shortfall (provided, however, with respect to this subpart (c), it shall only be applicable in the event of a bona fide condemnation or casualty and shall not, for the avoidance of doubt and without limitation, be applicable to any ordinary wear and tear, deferred maintenance, malfunctioning equipment or building components, or construction defects).

For purposes of this Article XII, the term “Material Portion” shall mean condemnation, damage or destruction of a portion of the Property, the value of which is greater than $3,075,000.00 (the “Threshold Amount”) or an absence of reasonable access to the Property.
If the Casualty Event arises out of an uninsured risk with a cost of restoration below the Threshold Amount, Seller shall have the right to elect, by written notice to Purchaser within ten (10) days of Seller’s actual knowledge of the occurrence of such damage or destruction, either to (1) terminate this Agreement and refund Purchaser’s Deposit or (2) close the transaction contemplated hereby with a reduction of the Purchase Price equal to the costs of repairing the Property, as reasonably estimated by an engineer engaged by Seller and reasonably acceptable to Purchaser.
    In connection with any Casualty Event, each party shall cooperate with the other in connection with the pursuit of its claim for recovery under its insurance policies, including, without limitation, providing reasonable access to the Improvements to the insurance adjusters and other third parties.
Either party shall have the right to adjourn the Closing for a reasonable period of time, not to exceed twenty (20) days, in connection with any Casualty Event in order to provide sufficient time for the parties to exercise their rights hereunder. In connection with any Casualty Event, Purchaser shall cooperate with Seller in connection with Seller’s pursuit of its claim for recovery under its insurance policies, including by providing reasonable access to the Improvements to the insurance adjusters and other third parties.
ARTICLE XIII

CONDUCT PRIOR TO CLOSING
13.1Conduct. From and after the date hereof, Seller shall operate the Property in accordance with its standard business procedures, and shall continue to maintain existing insurance coverages in full force and effect in Seller’s ordinary course of business.
13.2Actions Prohibited. Seller shall not, without the prior written approval of Purchaser, which approval will not be unreasonably withheld, delayed and/or conditioned:
(i)make any structural alterations to the Property, except as required by (a) applicable law, rule or governmental regulation, (b) emergency, or (c) any of the Leases or Contracts;
(ii)make any material nonstructural alterations or additions to the Property except as (a) in the ordinary course of operating the Property, (b) required for maintenance and repair, (c) required by any of the Leases or the Contracts, or (d) required by this Agreement;
(iii)except as provided for pursuant to the Drop and Swap Structure, sell, transfer, encumber or change the status of title of all or any portion of the Property;

(iv)change or attempt to change, directly or indirectly, the current zoning of the Real Property in a manner materially adverse to the Real Property;
(v)cancel, amend or modify, in a manner materially adverse to the Property, any license or permit held by Seller with respect to the Property or any part thereof which would be binding upon Purchaser (via its ownership of NewCo Sub) after the Closing;
(vi)except for the Master Lease or as otherwise permitted by this Agreement, negotiate or enter into any agreement pertaining to the sale, exchange, lease or transfer of all or any portion of the Property to any person or entity;
(vii)encumber the Property with any mortgages, deeds of trust or other encumbrances except as expressly permitted in this Agreement without Purchaser’s consent; or
(viii)initiate, settle, compromise, withdraw or terminate any real estate tax appeal or proceeding affecting the Property without Purchaser’s approval.
13.3Leases and Contracts. Following the expiration of the Investigation Period, and except for the Master Lease or as otherwise permitted by this Agreement, Seller shall not cancel, amend and modify any of the Leases or Contracts, or enter into any new leases or contracts, without the prior written consent of Purchaser, which consent may be withheld in the sole discretion of Purchaser; provided, that Seller may enter into any new contracts without Purchaser’s consent if doing so is in the ordinary course of operating the Property and the contract (i) will not be binding on Purchaser, (ii) is cancelable on thirty (30) days or less notice without a material penalty or premium, (iii) terms require such amendment, modification, or cancellation, or (iv) is needed in connection with addressing an Emergency. Any new lease entered into with the approval of Purchaser is herein referred to as an “Approved New Lease.” If Seller shall request Purchaser’s approval to any of the foregoing matters, Purchaser shall have three (3) business days from its receipt of such request to give Seller notice of its approval or disapproval of such matter. If Purchaser does not give such notice, such matter shall be deemed disapproved by Purchaser.
13.4Confidentiality. Seller and Purchaser shall, prior to the Closing, maintain the confidentiality of this sale and purchase and shall not, except as required by law, rule or governmental regulation applicable to Seller or Purchaser (including SEC and any applicable stock exchange disclosure requirements), disclose the terms of this Agreement or of such sale and purchase to any third parties whomsoever other than investors or prospective investors in Seller or Purchaser or the principals of the Brokers, Escrow Agent, the Title Company and such other persons whose assistance is required in carrying out the terms of this Agreement. Neither party shall at any time issue a press release or otherwise communicate with media representatives regarding this sale and purchase unless such release or communication has received the prior written approval of Seller and Purchaser, which approval may be withheld in the reasonable discretion of each party; provided, that either party may issue a press release in order to comply with any applicable SEC, stock exchange or other regulatory filings after Closing. Seller hereby also approves of Purchaser publicly announcing (prior to Closing), that Purchaser is under contract to acquire an additional 300,000 square feet of manufacturing capacity in Southwest Ohio, provided that any such announcement shall not disclose the following: (i) the name of Seller or its affiliates (including, without limitation, [*****]), (ii) the specific address or other specific identifying information of the Property, or (iii) the economic terms of this Agreement (including, without limitation, the Purchase Price). Purchaser agrees that all documents and information regarding the Property of whatsoever nature made available to it by Seller or Seller’s agents and the results of all tests and studies of the Property (collectively, the “Proprietary Information”) are confidential and Purchaser shall not disclose any Proprietary Information to any other person except those assisting it with the analysis of the Property, and only after procuring such person’s agreement to abide by these confidentiality restrictions.
13.5Right to Cure. If any title defect or other matter which would entitle Purchaser to terminate this Agreement shall first arise after Purchaser notifies Seller of its Title Objections pursuant to Section 5.3.1 and prior to the Closing or if Seller shall have breached any representation or warranty hereunder, Seller may elect, by written notice to Purchaser, to cure such title defect or other matter by causing it to be removed, insured over or bonded to cure such breach and Seller may adjourn the Closing for up to forty five (45) days to do so. Nothing contained in this Section 13.6 shall require Seller to cure any such title defect or other matter or to incur any liability or expense to do so.
ARTICLE XIV

NOTICES
All notices, demands or other communications given hereunder, by the parties hereto or their respective counsel on their behalf, shall be in writing, and shall be deemed to have been duly delivered (i) upon the delivery (or refusal to accept delivery) by messenger or overnight express delivery service (or, if such date is not on a business day, on the business day next following such date), or (ii) intentionally omitted, or (iii) upon delivery by email transmission, addressed as follows:
If to Purchaser, to:
Joby Aero, Inc.
333 Encinal Street
Santa Cruz, CA 95060
Attn: Legal Department
Email: legal@jobyaviation.com
with a copy to:
Thompson Hine LLP
3900 Key Center, 127 Public Square
Cleveland, Ohio 44114
Attn: Thomas J. Coyne, Esq.
Email: Thomas.Coyne@ThompsonHine.com

If to Seller, to:
[*****]

with copies to:
[*****]

and

Benesch, Friedlander, Coplan & Aronoff LLP
127 Public Square, Suite 4900
Cleveland, OH 44114
Attention: Chris Matgouranis, Esq. and Evan McLaughlin, Esq.
Email: cmatgouranis@beneschlaw.com; emclaughlin@beneschlaw.com

If to Escrow Agent, to:
Chicago Title Insurance Company
845 Texas Avenue, Suite 2910
Houston, TX 77002
Attn: Ria Van Dright, Vice President/National Commercial Closer
Email: ria.vandright@fnf.com

All notices delivered in accordance with the methods in (i) or (ii) above shall also be sent by electronic mail. Either party may, by notice given as aforesaid, change the address or addresses, or designate an additional address or additional addresses, for its notices, provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Each party’s legal counsel may deliver notices on behalf of such party in accordance with this Agreement.
ARTICLE XV

TRANSFER OF POSSESSION
15.1Transfer of Possession. Possession of the Property shall be transferred to Purchaser at the time of Closing subject to the Permitted Encumbrances.
15.2Delivery of Documents at Closing. At the time of Closing, Seller shall deliver to Purchaser originals or copies of any additional documents, instruments or records in the possession of Seller or its agents which are necessary for the ownership and operation of the Property.

ARTICLE XVI

GENERAL PROVISIONS
16.1Structure of Transaction. The parties intend to effectuate the transfer of the Property from Purchaser to Seller through a so-called “drop and swap” acquisition structure (“Drop and Swap Structure”), pursuant to which, simultaneous with the Closing, (i) the Property is transferred by deed from Seller to a newly formed limited liability company to be incorporated as “1669 Capstone Way, LLC, a [Delaware] limited liability company” or similar name, to the extent available (the “NewCo Sub”) of which Seller is the sole member (the “Initial Transfer”) as reflected in a limited liability agreement in form and substance reasonably approved by Purchaser, and (ii) Seller transfers one hundred percent of the limited liability company membership interests in NewCo Sub (the “Transferred Interests” and such transfer is the “Second Transfer”) by the Assignment and Assumption of Membership Interests. No earlier than ten (10) business days prior to the Final Closing Date, Seller, at Seller’s sole cost and expense, shall (a) form NewCo Sub as a wholly owned [Delaware] limited liability company, and (b) qualify NewCo Sub to transact business in the State of Ohio. At Closing, the Initial Transfer shall occur immediately prior to the Second Transfer. Purchaser shall be responsible for and shall cause to be prepared and timely filed (at its sole cost and expense) all tax returns with respect to NewCo Sub required or permitted to be filed for all taxable periods (whether or not occurring prior to the Final Closing Date), and shall pay or cause to be paid all taxes required to be paid with respect to such tax returns. Notwithstanding anything herein to the contrary, and other than Seller’s obligation to pay the documentary stamp taxes, conveyance fees and/or transfer fees due at Closing pursuant to Section 7.2, to the extent that, following the completion of Closing, there are any costs, expenses, penalties or fees that are payable to any applicable governmental authority as a result of consummating this transaction pursuant to the Drop and Swap Structure, Purchaser, at its sole cost and expenses, shall be solely responsible for all such costs, expenses, penalties and fines and Purchaser shall indemnify, defend and hold harmless Seller from and against all claims, damages and liabilities in connection therewith. The indemnification obligations under this Section 16.1 shall survive Closing.
16.2Captions. Captions in this Agreement are inserted for convenience of reference only and do not define, describe or limit the scope or the intent of this Agreement or any of the terms hereof.
16.3Exhibits. All exhibits referred to herein and attached hereto are a part hereof.
16.4Entire Agreement. This Agreement contains the entire agreement between the parties relating to the transaction contemplated hereby and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged herein.
16.5Modification. No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge or change is or may be sought.

16.6Attorneys’ Fees. Should any party hereto employ an attorney for the purpose of enforcing or construing this Agreement, or any judgment based on this Agreement, in any legal proceeding whatsoever, including insolvency, bankruptcy, arbitration, declaratory relief or other litigation, the prevailing party shall be entitled to receive from the other party or parties thereto reimbursement for all reasonable attorneys’ fees and all costs, whether incurred at the trial or appellate level, including but not limited to service of process, filing fees, court and court reporter costs, investigative costs, expert witness fees and the cost of any bonds, whether taxable or not, and such reimbursement shall be included in any judgment, decree or final order issued in that proceeding. The “prevailing party” means the party in whose favor a judgment, decree, or final order is rendered. If the prevailing party has success on some, but not all claims, the court will award fees and expenses in a proportionate manner in its discretion.
16.7Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State in which the Property is located.
16.8Time of Essence. Time is of the essence to this Agreement and to all dates and time periods set forth herein.
16.9Survival of Warranties. Only those warranties and representations contained in Article XI (as the same are deemed modified pursuant to Section 3.1.4) shall survive the Closing, the delivery of the Deed and the payment of the Purchase Price, provided that (i) such representations and warranties (but not such provisions) shall cease and terminate on the date that is nine (9) months after the date of Closing (the “Survival Period”), except in respect of any representation or warranty as to which Purchaser or Seller, as the case may be, shall have commenced, on or before the last day of the Survival Period, a legal proceeding based on the breach thereof as of the date of Closing, and then only for so long as such proceeding shall continue and limited to the breach therein claimed, (ii) Seller shall have no liability to Purchaser with respect thereto unless and until the damages suffered by Purchaser as a result thereof shall equal or exceed Fifty Thousand Dollars ($50,000.00), and (iii) the maximum total liability for which Seller shall be responsible with respect to all representations and warranties (including, for the avoidance of doubt, the representations and warranties contained in the Assignment of Leases and Contracts) shall not exceed the Maximum Liability Cap (as defined herein) in the aggregate. Unless otherwise expressly herein stated to survive, all other representations, covenants, indemnities, conditions and agreements contained herein shall merge into and be superseded by the various documents executed and delivered at Closing and shall not survive the Closing. Seller shall have no liability to Purchaser after Closing for any matter disclosed by Seller or learned by Purchaser prior to Closing.
16.10Assignment by Purchaser. Purchaser may not assign its rights under this Agreement without Seller’s prior written consent in its sole and absolute discretion (provided, however, subject to the terms of this Agreement, Purchaser may assign this Agreement without Seller’s written consent to an affiliate of Purchaser controlled and at least fifty percent (50%) owned by Purchaser or its beneficial owners). In connection with any assignment consented to hereunder, such assignee shall assume in writing all of the assignor’s obligations under this Agreement in form and substance satisfactory to Seller. Any other purported or attempted assignment or delegation without obtaining Seller’s prior written consent shall be void and of no effect. Any change in control of Purchaser or of any of the direct or indirect ownership interests in Purchaser, at any level or tier of ownership, whether in one transaction or a series of transactions, shall constitute an assignment for purposes of this Section 16.10. For purposes of this Section 16.10, the term “control” or “controlled” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the entity in question, whether through the ownership of voting stock, by contract or otherwise. No consent given by Seller to any transfer or assignment of Purchaser’s rights or obligations hereunder shall be construed as a consent to any other transfer or assignment of Purchaser’s rights or obligations hereunder. No transfer or assignment in violation of the provisions hereof shall be valid or enforceable.
16.11Severability. If any term, covenant, condition, provision or agreement herein contained is held to be invalid, void or otherwise unenforceable by any court of competent jurisdiction, the fact that such term, covenant, condition, provision or agreement is invalid, void or otherwise unenforceable shall in no way affect the validity or enforceability of any other term, covenant, condition, provision or agreement herein contained.
16.12Successors and Assigns. All terms of this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective legal representatives, successors and assigns (subject to Section 16.10).
16.13Interpretation. Seller and Purchaser acknowledge each to the other that both they and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto. The term “including” shall be construed as a term of illustration, not limitation, and shall be deemed to mean “including, without limitation.”
16.14Counterparts and Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed an original; such counterparts shall together constitute but one agreement. Signatures to this Agreement, any amendment hereof and any notice given hereunder, delivered electronically via facsimile, .pdf, .jpeg, .TIF, .TIFF or similar electronic format shall be deemed an original signature and fully effective as such for all purposes. Each party agrees to deliver promptly an executed original of this Agreement (and any amendment hereto) with its actual signature to the other party upon request, but a failure to do so shall not affect the enforceability of this Agreement (or any amendment hereto), it being expressly agreed that each party to this Agreement shall be bound by its own telecopied or electronically transmitted signature and shall accept the telecopied or electronically transmitted signature of the other party to this Agreement.
16.15Recordation. This Agreement may not be recorded and any attempt to do so shall be of no effect whatsoever and shall constitute a default hereunder.
16.16Limitation on Liability. In any action brought to enforce the obligations of Seller under this Agreement or any other document delivered in connection herewith, the judgment or decree shall be subject to the provisions of Section 16.8 and shall, otherwise in any event, be enforceable against Seller only up to a maximum of One Million Dollars ($1,000,000.00) (“Maximum Liability Cap”). During the Survival Period, Seller shall maintain its good standing in the state of its organization or incorporation and the state in which the Property is located, shall not liquidate, wind up its affairs or books, or dissolve, and shall retain access to capital from the current equity holders of Seller (as Seller is, indirectly through [*****], a wholly owned subsidiary of [*****], which is a wholly owned subsidiary of [*****]) in an amount equal to the lesser of (i) the Maximum Liability Cap as reduced by any claims paid by Seller to Purchaser pursuant to this Section 16.16, or (ii) from and after the date which is nine (9) months after the Closing Date, the amount of any unresolved claims timely asserted under Section 16.9 by Purchaser in accordance with the terms hereof. No shareholder, officer, employee or agent of or consultant to, or of, Seller shall be held to any personal liability hereunder, and no resort shall be had to their property or assets, or the property or assets of Seller for the satisfaction of any claims hereunder or in connection with the affairs of Seller. Furthermore, Seller’s liability under this Agreement is explicitly limited to Seller’s interest in the Property, including the full amount of proceeds from Closing. Purchaser shall have no recourse against any other property or assets of Seller, the general account of Seller, any separate account of Seller, or to any of the past, present or future, direct or indirect, shareholders, partners, members, managers, principals, directors, officers, agents, incorporators, affiliates or representatives of Seller (collectively, “Seller Parties”) or of any of the assets or property of any of the foregoing for the payment or collection of any amount, judgment, judicial process, arbitral award, fee or cost or for any other obligation or claim arising out of or based upon this Agreement and requiring the payment of money by Seller. Except as otherwise expressly set forth in this Section 16.16, neither Seller nor any Seller Party shall be subject to levy, lien, execution, attachment or other enforcement procedure for the satisfaction of any of Purchaser’s rights or remedies under or with respect to this Agreement, at law, in equity or otherwise. Purchaser shall not seek enforcement of any judgment, award, right or remedy against any property or asset of Seller or any Seller Parties other than Seller’s interest in the Property and the full amount of any proceeds thereof. The provisions of this Section shall survive the termination of this Agreement.
16.17Business Day. As used in this Agreement, “business day” shall be deemed to be any day other than a day on which banks in the state of New York or Ohio shall be permitted or required to close.
16.18Waiver of Jury Trial. TO THE EXTENT PERMITTED BY LAW, PURCHASER AND SELLER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ANY ACTIONS OF EITHER PARTY ARISING OUT OF OR RELATED IN ANY MANNER WITH THIS AGREEMENT OR THE PROPERTY (INCLUDING WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT OR ANY CLAIMS OR DEFENSES ASSERTING THAT

THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR SELLER TO ENTER INTO AND ACCEPT THIS AGREEMENT AND THE DOCUMENTS TO BE DELIVERED BY PURCHASER AT CLOSING, AND SHALL SURVIVE THE CLOSING OR TERMINATION OF THIS AGREEMENT.
16.19Anti-Bribery and Corruption. In consideration of Seller and Purchaser entering into this Agreement, each of Seller and Purchaser hereby acknowledges, certifies, warrants and undertakes to the other that:
(a)it has not offered, promised, given or agreed to give and shall not during the term of this Agreement offer, promise, give or agree to give to any person or entity any bribe on behalf of Seller or otherwise with the object of obtaining a business advantage for Seller or otherwise;
(b)it will not engage in any activity or practice which would constitute an offense under any applicable anti-bribery and/or anti-corruption laws, including but not limited to the United States Foreign Corrupt Practices Act of 1977;
(c)it has, and will maintain in place, its own policies and procedures to ensure compliance with any applicable anti-corruption laws;
(d)it will use commercially reasonable efforts to ensure that any person or entity who performs or has performed services for or on its behalf in connection with this Agreement complies with the provisions of this Section 16.19; and
(e)it has, and will maintain in place, effective accounting procedures and internal controls necessary to record all expenditures in connection with this Agreement, which enable Purchaser to readily identify Purchaser’s financial and related records in connection with this Agreement.
16.20INTENTIONALLY DELETED.

16.21Broker Payment; Indemnity. At Closing, Seller shall pay a brokerage commission to Seller’s Broker pursuant to the terms of a separate agreement between Seller and Seller’s Broker; such payment may be paid through Closing proceeds. Seller shall indemnify and hold harmless Purchaser from any claims, costs, damages or liabilities (including attorneys’ fees) arising from any breach of the representation contained in Section 11.1.1 or if the same shall be based on any written statement, representation or agreement by Seller with respect to the payment of any additional brokerage commissions or finder’s fees. Purchaser shall indemnify and hold harmless Seller from any claims, costs, damages or liabilities (including attorneys’ fees) arising from any breach of the representation contained in Section 11.2.1 or if the same shall be based on any statement, representation or agreement by Purchaser with respect to the payment of any additional brokerage commissions or finder’s fees to any broker other than Seller’s Broker. The indemnities contained in this Section 16.21 shall survive the Closing or earlier termination of this Agreement.

ARTICLE XVII

ESCROW AGENT DUTIES AND DISPUTES
17.1Other Duties of Escrow Agent. Escrow Agent shall not be bound in any way by any other agreement or contract between Seller and Purchaser, whether or not Escrow Agent has knowledge thereof. Escrow Agent’s only duties and responsibilities with respect to the Deposit shall be to hold the Deposit and other documents delivered to it as agent and to dispose of the Deposit and such documents in accordance with the terms of this Agreement. Without limiting the generality of the foregoing, Escrow Agent shall have no responsibility to protect the Deposit and shall not be responsible for any failure to demand, collect or enforce any obligation with respect to the Deposit or for any diminution in value of the Deposit from any cause, other than Escrow Agent’s gross negligence or willful misconduct. Escrow Agent may, at the expense of Seller and Purchaser, consult with counsel and accountants in connection with its duties under this Agreement. Escrow Agent shall not be liable to the parties hereto for any act taken, suffered or permitted by it in good faith in accordance with the advice of counsel and accountants. Escrow Agent shall not be obligated to take any action hereunder that may, in its reasonable judgment, result in any liability to it unless Escrow Agent shall have been furnished with reasonable indemnity satisfactory in amount, form and substance to Escrow Agent.
17.2Disputes. Escrow Agent is acting as a stakeholder only with respect to the Deposit. If there is any dispute as to whether Escrow Agent is obligated to deliver the Deposit or as to whom the Deposit is to be delivered, Escrow Agent shall not make any delivery, but shall hold the Deposit until receipt by Escrow Agent of an authorization in writing, signed by all the parties having an interest in the dispute, directing the disposition of the Deposit, or, in the absence of authorization, Escrow Agent shall hold the Deposit until the final determination of the rights of the parties in an appropriate proceeding. Escrow Agent shall have no responsibility to determine the authenticity or validity of any notice, instruction, instrument, document or other item delivered to it, and it shall be fully protected in acting in accordance with any written notice, direction or instruction given to it under this Agreement and believed by it to be authentic. If written authorization is not given, or proceedings for a determination are not begun, within thirty (30) days after the date scheduled for the closing of title and diligently continued, Escrow Agent may, but is not required to, bring an appropriate action or proceeding for leave to deposit the Deposit with a court of the State of Ohio pending a determination. Escrow Agent shall be reimbursed for all costs and expenses of any action or proceeding, including, without limitation, attorneys’ fees and disbursements incurred in its capacity as Escrow Agent, by the party determined not to be entitled to the Deposit. Upon making delivery of the Deposit in the manner provided in this Agreement, Escrow Agent shall have no further liability hereunder. In no event shall Escrow Agent be under any duty to institute, defend or participate in any proceeding that may arise between Seller and Purchaser in connection with the Deposit.
17.3Reports. Escrow Agent shall be responsible for the timely filing of any reports or returns required pursuant to the provisions of Section 6045(e) of the Internal Revenue Code of 1986 (and any similar reports or returns required under any state or local laws) in connection with the closing of the transaction contemplated by this Agreement.

[Signature pages to follow]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first set forth above.

SELLER:
CAPSTONE STS, LLC,
a Texas limited liability company

By:    AE Capstone GP, LLC,
    a Texas limited liability company
    its Manager

    By:    ANICO Eagle, LLC,
        a Texas limited liability company
        its sole member

        By:    ANTAC, LLC
            a Texas limited liability company
            its sole member

            By:    /s/ W. Scott Webb
            Name: W. Scott Webb
            Title:    Authorized Agent

[Signatures continue on following page]
[Signature Page to Sale, Purchase and Escrow Agreement]

PURCHASER:

JOBY AERO, INC.,
a Delaware corporation

By: /s/ JoeBen Bevirt
Name: JoeBen Bevirt
Title: Chief Executive Officer

[Signature Page to Sale, Purchase and Escrow Agreement]

CONSENT AND AGREEMENT OF ESCROW AGENT
The undersigned Escrow Agent hereby agrees to (i) accept the foregoing Agreement, (ii) be escrow agent under said Agreement, and (iii) be bound by said Agreement in the performance of its duties as Escrow Agent.
CHICAGO TITLE INSURANCE COMPANY
By: ___________________________
Name:
Title:

Exhibit A – Description of Land
Exhibit B – Form of Deed
Exhibit C- Form of Assignment and Assumption of Leases, Contracts and Other Property Interests
Exhibit D – Form of Bill of Sale
Exhibit E – Form of Master Lease
Exhibit G – Contracts
Exhibit H – Form of Notice to Tenant
Exhibit I – Form of FIRPTA Affidavit
Exhibit J – Form of Tenant Estoppel Certificate
Exhibit K – Form of Assignment of Membership Interests
Exhibit L – Form of Title Affidavit
Exhibit M – Materials Terms of Potential ANICO Financing
Exhibit N – Form of Access Agreement